UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 16, 2012
Oiltanking Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35230	45-0684578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
15631 Jacintoport Blvd.
Houston, Texas 77015
(Address of principal executive office) (Zip Code)
(281) 457-7900
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On January 16, 2012, Kapil K. Jain notified Oiltanking Partners, L.P. (the “Partnership”) of his intention to resign as a member of the board of directors (the “Board”) of OTLP GP, LLC, the general partner of the Partnership (the “General Partner”), effective as of January 16, 2012. Mr. Jain’s departure is not related to any disagreement with the Partnership’s management or regarding any matter relating to the Partnership’s operations, policies or practices.

Mr. Jain has resigned from the Board due to his acceptance of a position as the President of Terminaling of IOT Infrastructure and Energy Services Limited (“IOT”) in Mumbai, India. IOT is an affiliate of Oiltanking GmbH, which is the sole owner of Oiltanking Holding Americas, Inc. (“OTA”). OTA is the sole member of the General Partner.

(d)    In order to fill the vacancy created by Mr. Jain’s resignation from the Board, on January 16, 2012, the remaining Board members and OTA appointed James Flannan Browne to serve on the Board, effective as of January 16, 2012. Mr. Browne has served as the Head of Legal and Insurance for Oiltanking GmbH since April 2004.

There are no understandings or arrangements between Mr. Browne and any other person pursuant to which Mr. Browne was selected to serve as a director of the General Partner. There are no existing relationships between Mr. Browne and the General Partner, the Partnership or any of the Partnership’s subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oiltanking Partners, L.P.
		By:	OTLP GP, LLC, its general partner

Dated:	January 17, 2012	By:	/s/ Carlin G. Conner
			Name:	Carlin G. Conner
			Title:	President and Chief Executive Officer

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